Exhibit 15



August 3, 2001


IDACORP, Inc.
Idaho Power Company
Boise, Idaho


We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of IDACORP, Inc. and subsidiaries and Idaho Power Company and subsidiaries for the periods ended June 30, 2001 and 2000, as indicated in our reports dated July 27, 2001; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which are included in your Quarterly Report on Form 10-Q for the quarter ended
June 30, 2001, are incorporated by reference in Idaho Power
Company's Registration Statement Nos. 33-51215 and 333-33124 on Form S-3 and IDACORP, Inc.'s Registration Statement Nos. 333-00139, 333-65698 and 333-64737 on Form S-3, Registration Statement
Nos. 333-89445, 333-65157, 333-65406 and 333-66496 on Form S-8
and Registration Statement No. 333-54722 on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP
Boise, Idaho